Exhibit 10.2

AMENDMENT NO. 5 TO EMPLOYMENT AGREEMENT

DATED November 1, 2024

This Amendment No. 5 to Employment Agreement is further amending the Employment Agreement that was entered into and signed on February 18, 2003, as amended through the date hereof (the “Employment Agreement”), by and between Century Casinos, Inc. (“Employer”), a Delaware corporation, and Mag. Peter Hoetzinger (“Employee”), an Austrian citizen, as follows:

A) Section 5.3(b)(1) is hereby amended and restated in its entirety to read as follows:

“All of Employee's (including Employee's trusts and foundations) unvested stock and stock options shall immediately vest 100% and Employee (including Employee's trusts and foundations) shall have the option to either (a) receive an immediate payment of the Stock Value of 100% of his Stock and the "in-the-money value" of his stock options/warrants as of the date of such written notice, and if such payment is made, such person’s Stock and stock options/warrants shall be cancelled, or (b) receive an immediate cash bonus from the Company enabling but not requiring Employee (including Employee's trusts and foundations), after full payment of all of Employee's (including Employee's trusts and foundations) taxes on such cash bonus, to exercise 100% of his stock options/warrants, and to continue to hold his Stock, with the right to "put" or sell the Stock back to the Company for cash at Stock Value. This right to "put" or sell the Stock back to the Company shall be in full force and effect and valid and exercisable at any time and as how many times as Employee wishes, in whole or in part, within three (3) years after Employee's termination for cause, at Employee's (including Employee's trusts and foundations) sole election.”

B) Section 5.3(b)(3) is hereby amended and restated in its entirety to read as follows:

“(3) Employee may also, in addition to, and not in limitation of payments under Section 5.3(b)(1) and Section 5.3(b)(2) hereunder, at his sole option, elect to serve as a consultant to Company (working from his then current residence) for an additional period of three (3) years at his then current salary, his previous year's bonus and current benefits, including but not limited to reimbursement of all Reasonable Expenses. During such consulting period, Employee would be required to keep himself reasonably available to the Company to render advice or to provide services for no more than thirty (30) days per year. For the avoidance of doubt, any payments that would otherwise become due and payable to Employee upon a termination of this Agreement (including payments for unused vacation time, contract value of pension insurance or any statutory severance) shall not be affected by Employee election to serve as a consultant pursuant to this Section 5.3(b)(3).”

C) Except as expressly provided hereby, all of the terms and provisions of the Employment Agreement are and will remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Employer and Employee have duly executed this Amendment to Employment Agreement as of the day and year first above written.

EMPLOYER (Century Resorts Management GmbH, as amended)
/s/ Nikolaus Strohriegel
Name:	Nikolaus Strohriegel
Title:	Managing Director

EMPLOYEE
/s/ Peter Hoetzinger
Mag. Peter Hoetzinger

FOR CENTURY CASINOS, INC.’S COMPENSATION COMMITTEE
/s/ Dinah Corbaci
Dr. Dinah Corbaci
/s/ Gottfried Schellmann
Mag. Gottfried Schellmann

[Signature Page to Amendment No. 5 Employment Agreement]